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Exhibit 12.1

                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS
                        (In thousands, except for ratio)

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

                                                                                                                       For the Nine
                                                                  For the Years Ended                                  Months Ended
                                                 1994           1995          1996            1997           1998          9/99
                                              ----------     ----------     ----------     ----------     ----------    ----------
Earnings:
     Income before provision for
       income taxes                           $  205,000     $  298,500     $  473,800     $  661,100     $  600,500    $  650,000

Add: Fixed Charges
       Interest(gross)                         2,116,655      2,699,769      2,865,800      4,012,209      4,501,242     3,397,296

       Interest factor in rents                   18,565         22,064         25,515         29,351         38,517        37,383
                                              ----------     ----------     ----------     ----------     ----------    ----------

       Total fixed charges                     2,135,220      2,721,833      2,891,315      4,041,560      4,539,759     3,434,679

Add: Preferred dividends                          20,970         19,868         18,653         12,144         21,310        15,867

     Combined fixed charges and preferred
       dividends                               2,156,190      2,741,701      2,909,968      4,053,704      4,561,069     3,450,546

Earnings before fixed charges
 and  provision for income taxes              $2,340,220     $3,020,333     $3,365,115     $4,702,660     $5,140,259    $4,084,679
                                              ==========     ==========     ==========     ==========     ==========    ==========
Ratio of earnings to fixed charges
    and preferred dividends                         1.09           1.10           1.16           1.16           1.13          1.18
                                              ==========     ==========     ==========     ==========     ==========    ==========
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